November 18, 2003

Securities and Exchange Commission
SEC Headquarters
450 Fifth Street, NW
Washington, DC 20549

Dear Securities and Exchange Commission:

On November 18, 2003, Regalia & Associates, CPAs (R & A) tendered its resignation to the Board of Directors of Sutter Holding Company (Registrant) as its principal independant accountants. R & A had approached members of the Board of Directors shortly after we had completed performing the annual audit for fiscal year ended December 31, 2002 and, at that time, expressed our desire to cease providing auditing services to the Registrant because we felt we would be unable to deliver the level of services required by the Sarbanes-Oxley Act of 2002. However, we agreed to remain as Registrant's independant accountants through the satisfactory review of all of the Registrant's reports on Form 10-Q for the 2003 fiscal year.

Our report on the Registrant's financial statements for the year ended
December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During Registrant's fiscal year ended December 31, 2002, and the subsequent interim periods through September 30, 2003, there were no disagreements between Registrant and R & A on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of R & A would have caused us to make reference to the subject matter of the disagreement in connection with our report on the financial statements for the period, nor have there been any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K during such period.

Please contact us if you have any questions or need any additional information.

Sincerely,

Douglas W. Regalia, Partner
Regalia & Associates, CPAs